Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated May 9, 2016

Supplementing the Preliminary Prospectus dated May 9, 2016

Registration No. 333-211228

$700,000,000

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

$250,000,000 6.125% Senior Notes due 2021

$450,000,000 6.375% Senior Notes due 2024

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus dated May 9, 2016 (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this Supplement supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Supplement but not defined have the meanings given them in the Preliminary Prospectus.

Change in Size of Offering

The aggregate principal amount of 2024 notes to be issued in the offering increased from $350,000,000 to $450,000,000. As a result, all corresponding references in the Preliminary Prospectus relating to the aggregate principal amount of 2024 notes offered are hereby updated. The net proceeds received from the increased amount of 2024 notes will be used for general partnership purposes.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Terms Applicable to the 2021 notes and the 2024 notes

Issuers:	Tesoro Logistics LP and Tesoro Logistics Finance Corp.

Trade Date:	May 9, 2016

Settlement Date:	May 12, 2016 (T+3)

Distribution:	SEC Registered (Registration No. 333-211228)

Joint Global Coordinators:	Citigroup Global Markets Inc. and Mitsubishi UFJ Securities (USA), Inc.

This Pricing Supplement is qualified in its entirety by reference to the

Preliminary Prospectus dated May 9, 2016

Joint Book-Running Managers:	Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Wells Fargo Securities, LLC
BBVA Securities Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, UBS Securities LLC and U.S. Bancorp Investments, Inc.

Terms Applicable to the 2021 notes

Principal Amount:	$250,000,000 (Reopening of the 2021 notes issued on August 1, 2013)

Title of Securities:	6.125% Senior Notes due 2021

Maturity Date:	October 15, 2021

Interest Payment Dates:	April 15 and October 15

Record Dates:	April 1 and October 1

First Interest Payment Date:	October 15, 2016

Public Offering Price:	100.250%, plus accrued interest from April 15, 2016

Gross Proceeds:	$250,625,000, plus accrued interest from April 15, 2016

Coupon:	6.125%

Yield to Maturity:	6.069%

Make-Whole Redemption:	Make-whole redemption prior to October 15, 2016 at par plus the Applicable Premium, as described in the Preliminary Prospectus.

Optional Redemption:	On and after October 15, 2016, the Issuers may redeem all or part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Price
2016	104.594%
2017	103.063%
2018	101.531%
2019 and thereafter	100.000%

Equity Claw:	Prior to October 15, 2016, up to 35% at 106.125%, plus accrued and unpaid interest on the notes, if any, to the applicable redemption date.

This Pricing Supplement is qualified in its entirety by reference to the

Preliminary Prospectus dated May 9, 2016

Identification Numbers:	CUSIP: 88160Q AD5 ISIN: US88160QAD51

Terms Applicable to the 2024 notes

Principal Amount:	$450,000,000

Title of Securities:	6.375% Senior Notes due 2024

Maturity Date:	May 1, 2024

Interest Payment Dates:	May 1 and November 1

Record Dates:	April 15 and October 15

First Interest Payment Date:	November 1, 2016

Issue Price:	100.000%, plus accrued interest, if any, from May 12, 2016

Gross Proceeds:	$450,000,000

Coupon:	6.375%

Yield to Maturity:	6.375%

Make-Whole Redemption:	Make-whole redemption prior to May 1, 2019 at par plus the Applicable Premium, as described in the Preliminary Prospectus.

Optional Redemption:	On and after May 1, 2019, the Issuers may redeem all or part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Price
2019	104.781%
2020	103.188%
2021	101.594%
2022 and thereafter	100.000%

Equity Claw:	Prior to May 1, 2019, up to 35% at 106.375%, plus accrued and unpaid interest on the notes, if any, to the applicable redemption date.

Identification Numbers:	CUSIP: 88160Q AM5 ISIN: US88160QAM50

This Pricing Supplement is qualified in its entirety by reference to the

Preliminary Prospectus dated May 9, 2016

The Issuers have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 111717, emailing prospectus@citi.com or calling toll free 1-800-831-9146.

This communication should be read in conjunction with the preliminary prospectus. The information in this communication supersedes the information in the preliminary prospectus to the extent inconsistent with the information in such preliminary prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM

4